Registration No. 333-______

As filed with the Securities and Exchange Commission on April 1, 2014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ESSEX PROPERTY TRUST, INC.
(Exact name of the Registrant as specified in its charter)

Maryland	77-0369576
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

925 East Meadow Drive
Palo Alto, CA 94303
(Address of Principal Executive Offices)

BRE Properties, Inc. 1999 Stock Incentive Plan
BRE Properties, Inc. Fifth Amended and Restated Non-Employee Stock Option and Restricted Stock Plan
(Full Title of the Plan)

Michael J. Schall
Chief Executive Officer and President
Essex Property Trust, Inc.
925 East Meadow Drive
Palo Alto, CA 94303
(650) 494-3700
(Name, Address and Telephone Number of Agent for Service)

Copies to:

Gilbert G. Menna, Esq.
John T. Haggerty, Esq.
Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, New York 10018
Tel: (212) 813-8800
Fax: (212) 355-3333

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.0001 par value	567,530	(2)	$166.26	(3)	$94,357,538	(3)	$12,154

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”), of Essex Property Trust, Inc. (the “Registrant” or “Essex”) that become issuable under the BRE Properties, Inc. 1999 Stock Incentive Plan, as amended (the “BRE 1999 Plan”) and the BRE Properties, Inc. Fifth Amended and Restated Non-Employee Stock Option and Restricted Stock Plan, as amended (the “BRE Non-Employee Plan”, and together with the BRE 1999 Plan, the “BRE Plans”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of the Registrant.

(2)	Represents (i) 133,766 shares of the Registrant’s Common Stock issuable upon the exercise of stock options outstanding under the BRE Plans as of April 1, 2014, and assumed by the Registrant pursuant to the terms of the Agreement and Plan of Merger, dated as of December 19, 2013 (the “Merger Agreement”), by and among the Registrant, BRE Properties, Inc., and BEX Portfolio, Inc., formerly known as Bronco Acquisition Sub, Inc., and (ii) 433,764 shares of the Registrant’s Common Stock reserved for future issuance pursuant to the BRE 1999 Plan.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h)(1) and 457(c) under the Securities Act, and based upon the average of the high and low prices of the Registrant’s common stock reported on the New York Stock Exchange on March 26, 2014.

EXPLANATORY NOTE

The Registrant is filing this Registration Statement on Form S-8 with respect to up to 567,530 shares of its common stock, par value $0.0001 per share (“Common Stock”) issuable in connection with the BRE Properties, Inc. 1999 Stock Incentive Plan, as amended (the “BRE 1999 Plan”) and the BRE Properties, Inc. Fifth Amended and Restated Non-Employee Stock Option and Restricted Stock Plan, as amended (the “BRE Non-Employee Plan”, and together with the BRE 1999 Plan, the “BRE Plans”).  This Registration Statement on Form S-8 also registers shares of Common Stock reserved for future issuance pursuant to the BRE 1999 Plan.

Pursuant to the Agreement and Plan of Merger, dated as of December 19, 2013 (the “Merger Agreement”), by and among the Registrant, BRE Properties, Inc. (“BRE”), and BEX Portfolio, Inc., formerly known as Bronco Acquisition Sub, Inc. (“Merger Sub”), on April 1, 2014, at the effective time of the merger of BRE with and into Merger Sub, the Registrant assumed each outstanding option to purchase shares of BRE common stock granted under the BRE Plans. All such BRE options were converted into options to purchase shares of Common Stock of the Registrant in accordance with the adjustments set forth in the Merger Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to participants in the BRE Plans as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Essex Property Trust, Inc., a Maryland corporation (the “Registrant”),  hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission:

(1)           The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Commission on February 26, 2014;

(2)           The Registrant’s current reports on Form 8-K, filed with the Commission on January 31, 2014 (two reports), March 4, 2014, March 6, 2014, March 13, 2014, March 18, 2014, March 19, 2014 (two reports), March 28, 2014, March 31, 2014 and April 1, 2014 (other than the portions of such documents or other exhibits thereto deemed not to be filed); and

(3)           The description of the Common Stock of the Registrant contained in its Registration Statement on Form 8-A filed with the Commission May 27, 1994 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as amended on September 19, 2003, and including all other amendment(s) or report(s) filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 2-418 of the Maryland General Corporation Law (the “MGCL”) permits a corporation to indemnify its directors and officers and certain other parties against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer, whether or not involving action in the director’s or officer’s official capacity, in which the director or officer was adjudged to be liable on the basis that personal benefit was received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

In addition, Section 2-418 of the MGCL requires that, unless prohibited by its charter, a corporation shall indemnify any director or officer who is made a party to any proceeding by reason of service in that capacity against reasonable expenses incurred by the director or officer in connection with the proceeding, in the event that the director or officer is successful, on the merits or otherwise, in the defense of the proceeding.

The Registrant’s charter and bylaws provide in effect for the indemnification by the Registrant of the directors and officers of the Registrant to the fullest extent permitted by applicable law. The Registrant has purchased directors’ and officers’ liability insurance for the benefit of its directors and officers.

The Registrant has entered into indemnification agreements with each of its executive officers and directors.  The indemnification agreements provide, among other provisions, and subject to the definitions, procedures and applicable terms of the agreements, that (i) the Registrant will indemnify the indemnitee to the fullest extent permitted by applicable law in the event the indemnitee is or is threatened to be made a party to any Proceeding (as defined in the indemnification agreements); (ii) the Registrant will advance Expenses (as defined in the indemnification agreements) incurred in connection with any Proceeding by the indemnitee; and (iii) the rights of the indemnitee under the indemnification agreements are in addition to any other rights the indemnitee may have under applicable law, our charter documents or bylaws, or otherwise. The indemnification agreements also set forth the procedures for determining entitlement to indemnification, the requirements relating to notice and defense of claims for which indemnification is sought, the procedures for enforcement of indemnification rights, and the limitations on and exclusions from indemnification.

The amended and restated partnership agreement of Essex Portfolio, L.P. requires Essex Portfolio, L.P. to indemnify the Registrant, its affiliates and any individual or entity acting on the Registrant’s behalf against any loss or damage, including reasonable legal fees and court costs incurred by the person by reason of anything it may do or refrain from doing for or on behalf of Essex Portfolio, L.P. or in connection with its business or affairs unless it is determined that indemnification is not permitted.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit

Exhibit 4.1
Agreement and Plan of Merger, dated as of December 19, 2013, by and among Essex Property Trust, Inc., BRE Properties, Inc. and Bronco Acquisition Sub, Inc. (attached as Exhibit 2.1 to the Registrant’s Form 8-K, filed on December 20, 2013, and incorporated herein by reference).

Exhibit 4.2
Articles of Amendment and Restatement of Essex Property Trust, Inc., (attached as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on May 17, 2013, and incorporated herein by reference).

Exhibit 4.3
Third Amended and Restated Bylaws of Essex Property Trust, Inc. (as of May 14, 2013) (attached as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on May 17, 2013, and incorporated herein by reference).

Exhibit 4.4	Form of Common Share Certificate of the Combined Company (Filed as Exhibit 4.5 to the Registrant’s Registration Statement on Form S-4, filed on January 29, 2014, and incorporated herein by reference).

*Exhibit 5.1	Opinion of Goodwin Procter LLP.

*Exhibit 23.1	Consent of KPMG LLP, independent registered public accounting firm.

*Exhibit 23.5	Consent of Goodwin Procter LLP (included in Exhibit 5.1 and incorporated herein by reference).

*Exhibit 24.1	Power of Attorney (included as part of the signature page to this Registration Statement).

*Exhibit 99.1	BRE Properties, Inc. 1999 Stock Incentive Plan.

*Exhibit 99.2	BRE Properties, Inc. Fifth Amended and Restated Non-Employee Stock Option and Restricted Stock Plan.

*    Filed herewith

Item 9.	Undertakings.

(a)           The Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 1st day of April, 2014.

ESSEX PROPERTY TRUST, INC.

By:	/s/ Michael T. Dance
Michael T. Dance
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below hereby constitutes and appoints Michael J. Schall and Michael T. Dance, each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and for his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as they, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their respective substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Schall	President and Chief Executive Officer and Director	April 1, 2014
Michael J. Schall	(Principal Executive Officer)

/s/ Michael T. Dance	Executive Vice President and Chief Financial Officer	April 1, 2014
Michael T. Dance	(Principal Financial Officer and Principal Accounting Officer)

/s/ George M. Marcus	Chairman of the Board	April 1, 2014
George M. Marcus

/s/ Keith R. Guericke	Vice Chairman of the Board	April 1, 2014
Keith R. Guericke

/s/ David W. Brady	Director	April 1, 2014
David W. Brady

/s/ Irving F. Lyons III	Director	April 1, 2014
Irving F. Lyons III

/s/ Gary P. Martin	Director	April 1, 2014
Gary P. Martin

/s/ Issie N. Rabinovitch	Director	April 1, 2014
Issie N. Rabinovitch

/s/ Thomas E. Randlett	Director	April 1, 2014
Thomas E. Randlett

/s/ Thomas E. Robinson	Director	April 1, 2014
Thomas E. Robinson

/s/ Byron A. Scordelis	Director	April 1, 2014
Byron A. Scordelis

/s/ Janice L. Sears	Director	April 1, 2014
Janice L. Sears

/s/ Thomas P. Sullivan	Director	April 1, 2014
Thomas P. Sullivan

/s/ Claude J. Zinngrabe, Jr.	Director	April 1, 2014
Claude J. Zinngrabe, Jr.

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

Exhibit 4.1
Agreement and Plan of Merger, dated as of December 19, 2013, by and among Essex Property Trust, Inc., BRE Properties, Inc. and Bronco Acquisition Sub, Inc. (attached as Exhibit 2.1 to the Registrant’s Form 8-K, filed on December 20, 2013, and incorporated herein by reference).

Exhibit 4.2
Articles of Amendment and Restatement of Essex Property Trust, Inc., (attached as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on May 17, 2013, and incorporated herein by reference).

Exhibit 4.3
Third Amended and Restated Bylaws of Essex Property Trust, Inc. (as of May 14, 2013) (attached as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on May 17, 2013, and incorporated herein by reference).

Exhibit 4.4	Form of Common Share Certificate of the Combined Company (Filed as Exhibit 4.5 to the Registrant’s Registration Statement on Form S-4, filed on January 29, 2014, and incorporated herein by reference).

*Exhibit 5.1	Opinion of Goodwin Procter LLP.

*Exhibit 23.1	Consent of KPMG LLP, independent registered public accounting firm.

*Exhibit 23.5	Consent of Goodwin Procter LLP (included in Exhibit 5.1 and incorporated herein by reference).

*Exhibit 24.1	Power of Attorney (included as part of the signature page to this Registration Statement).

*Exhibit 99.1	BRE Properties, Inc. 1999 Stock Incentive Plan.

*Exhibit 99.2	BRE Properties, Inc. Fifth Amended and Restated Non-Employee Stock Option and Restricted Stock Plan.

*      Filed herewith